Exhibit 11

                            RMED International, Inc.
                                   Exhibit 11

The following represents the computation of per share earnings reflecting the assumption that the granted shares under the option plan will be exercised.


                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        2001           2000
                                                    -------------  -------------

Net income                                           $    57,172    $   107,746
                                                     ===========    ===========

Weighted average common shares outstanding             9,902,086      9,983,584

Common share equivalents relating
  to stock options                                       272,272          3,968
                                                     -----------    -----------

Adjusted common and common equivalent shares
  for computation                                     10,174,358      9,987,552
                                                     ===========    ===========

Net earnings per share:
  Basic                                              $      0.01    $      0.01
                                                     ===========    ===========
  Diluted                                            $      0.01    $      0.01
                                                     ===========    ===========

The accompanying notes are an integral part of these statements

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